Exhibit 99.1

Date:	July 28, 2010
Contact:	Gary S. Olson, President & CEO
Corporate Office:	200 Palmer Street
Stroudsburg, Pennsylvania 18360
Telephone:	(570) 421-0531

ESSA BANCORP, INC. ANNOUNCES OPERATING RESULTS

FOR THE THIRD FISCAL QUARTER OF 2010

Stroudsburg, Pennsylvania, July 28, 2010 — ESSA Bancorp, Inc. (the “Company”) (NASDAQ Global MarketSM “ESSA”) the holding company for ESSA Bank & Trust (the “Bank”) today announced its operating results for the three and nine months ended June 30, 2010. The Company reported net income of $1.1 million, or $0.09 per diluted share, for the three months ended June 30, 2010, as compared to net income of $1.7 million, or $0.13 per diluted share for the corresponding 2009 period. For the nine months ended June 30, 2010, the Company reported net income of $3.5 million or $0.27 per diluted share, as compared to net income of $5.1 million or $0.36 per diluted share for the corresponding 2009 period.

The decline in net income for the three months ended June 30, 2010 compared to the same period in 2009 was primarily the result of a decrease in net interest income due to declining loan demand and a decrease in the Company’s interest rate spread. Net income of $3.5 million for the nine months ending June 30, 2010, included a pre-tax write-down of $1.2 million in the value of the Company’s foreclosed real estate portfolio. The charge related to a single property in the Bank’s foreclosed real estate portfolio and was made during the first fiscal quarter of 2010 to reflect an updated appraisal. Net income for the nine months ended June 30, 2009, included a one-time tax benefit of $317,000 which was made during the first fiscal quarter of 2009. This benefit was related to the Company’s other than temporary impairment charge taken in the fourth fiscal quarter of 2008.

“The communities we serve, similar to other areas in the Country, continue to be negatively impacted by the ongoing economic difficulty. Persistent unemployment, historically low interest rates and a soft real estate market provide us with a challenging operating environment. One result has been that with declining loan balances and a continued low reinvestment rate, we are beginning to see a contraction of our net interest margin,” commented Gary S. Olson, President and Chief Executive Officer of the Company. “As long as interest rates remain at these unprecedented lows, we expect this pressure to continue. On the positive side, our credit quality improved from the prior quarter and remains above that of our peers. Also, we continue to have sufficient capital to weather the current economic conditions. We remain committed to meeting the financial needs of the communities in which we do business, including providing credit to qualified borrowers.”

Net Interest Income:

Net interest income decreased $772,000, or 10.4%, to $6.7 million for the three months ended June 30, 2010, compared to the same period in 2009. The decrease was attributable to a decrease of $8.0 million in the Company’s average net earning assets for the three months ended June 30, 2010 compared to the same period ended June 30, 2009, along with a decrease in the Company’s interest rate spread to 2.21% from 2.49% for the same comparative period.

Net interest income decreased $488,000, or 2.3%, to $21.2 million for the nine months ended June 30, 2010, from $21.6 million for the comparable period in 2009. The decrease was attributable to a decrease of $8.8 million in the Company’s average net earning assets for the nine months ended June 30, 2010 compared to the same period ended June 30, 2009. The Company’s interest rate spread for the nine months ended June 30, 2010 was 2.39%, unchanged from the comparable 2009 period.

Provision for Loan Losses and Net Charge-Offs:

The provision for loan losses increased $125,000, or 33.3%, to $500,000 for the three months ended June 30, 2010, from $375,000 for the comparable period in 2009. The provision for loan losses increased $525,000, or 46.7%, to $1.7 million for the nine months ended June 30, 2010, from $1.1 million for the comparable period in 2009. Net charge-offs decreased $18,000 for the three months ended June 30, 2010 to $72,000 compared to $90,000 for the three-month period ended June 30, 2009. Net charge-offs decreased $104,000 for the nine months ended June 30, 2010 to $443,000 compared to the same period in 2009.

In evaluating the level of the allowance for loan losses, management considers historical loss experience, the types of loans and the amount of loans in the loan portfolio, adverse situations that may affect a borrower’s ability to repay, the estimated value of any underlying collateral, peer group information, and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are subject to interpretation and revision as more information becomes available or as future events occur. The increases in the provision for loan losses for both the three- and nine-month periods ended June 30, 2010, as compared to the comparable 2009 periods were in response to this evaluation.

Noninterest Income:

Noninterest income decreased $128,000, or 7.3%, to $1.6 million for the three months ended June 30, 2010, from $1.7 million for the comparable period in 2009. The primary reason for the decrease was a decrease in the gains on loan sales of $331,000 for the three months ended June 30, 2010 compared to the comparable period in 2009, which was partially offset by an increase in the gains on investment sales of $157,000 for the same period.

Noninterest income increased $348,000, or 8.0%, to $4.7 million for the nine months ended June 30, 2010, from $4.3 million for the comparable period in 2009. The primary reasons for the increase were increases in gains on investment sales of $465,000 and service fees on deposit accounts of $34,000 for the nine months ended June 30, 2010 compared to the same period in 2009. These gains were partially offset by decreases in gains on loan sales of $136,000 and service charges and fees on loans of $99,000 for the same period.

Noninterest Expense:

Noninterest expense increased $48,000, or 0.8%, to $6.3 million for the three months ended June 30, 2010, from $6.3 million for the comparable period in 2009. The primary reasons for the increase were increases in compensation and employee benefits, occupancy and equipment, professional fees, and data processing of $95,000, $127,000, $67,000, and $58,000, respectively for the three months ended June 30, 2010 compared to the same period in 2009. These increases were partially offset by a decrease in FDIC insurance of $300,000 for the same period. FDIC premium expense declined as a result of an industry wide special assessment of $400,000 in the quarter ended June 30, 2009.

Noninterest expense increased $1.7 million, or 9.2%, to $19.6 million for the nine months ended June 30, 2010, from $18.0 million for the comparable period in 2009. The primary reasons for the increase were the write-down of foreclosed real estate of $1.2 million in the 2010 period, along with increases in compensation and employee benefits of $258,000 and professional fees of $108,000. These increases were offset, in part, a decrease in advertising expense of $71,000 for the same period.

Balance Sheet:

Total assets increased $25.0 million, or 2.4%, to $1,067.2 million at June 30, 2010, compared to $1,042.1 million at September 30, 2009. The primary reasons for the increase in assets were increases in interest-bearing deposits with other institutions of $3.6 million, investment securities available for sale of $13.2 million and investment securities held to maturity of $7.1 million. These increases were partially offset by a decrease in net loans receivable of $3.4 million. The Company sold $9.8 million of long-term fixed rate residential loans during the nine months ended June 30, 2010, as part of an overall interest rate risk management strategy.

Total deposits increased $107.0 million at June 30, 2010, compared to September 30, 2009, primarily as a result of an increase in certificates of deposit accounts of $86.0 million which included an increase of $42.5 million in brokered certificates of deposit and an increase of $43.5 million in traditional certificates of deposit. These increases were supplemented by an increase in noninterest-bearing demand accounts of $3.4 million, NOW accounts of $1.5 million, money market accounts of $11.5 million, and savings and club accounts of $4.6 million. Borrowed funds decreased during the same time period by $76.3 million primarily because brokered certificates of deposits were a less expensive funding source and because of the other deposit increases noted above.

Stockholders’ equity decreased $8.8 million to $176.7 million at June 30, 2010, compared to $185.5 million at September 30, 2009, primarily as a result of a previously announced stock repurchase program the Company began in June 2008. In June 2009, the Company announced that it had completed its first stock repurchase program having purchased 2,547,135 shares at a weighted average cost of $13.14. It was also announced that the Company’s Board of Directors authorized a second stock repurchase program to purchase up to an additional 10% of its outstanding shares. As of June 30, 2010, the Company had purchased an additional 1,081,400 shares at a weighted average cost of $12.61 per share under the second stock repurchase program including the repurchase of 326,871 shares at an average cost of $12.66 during the three months ended June 30, 2010.

Asset Quality:

Nonperforming assets totaled $11.3 million, or 1.05%, of total assets at June 30, 2010, compared to $7.7 million, or 0.74%, of total assets at September 30, 2009. The increase was due to increases of $3.8 million in nonperforming residential loans and $477,000 in commercial loans offset, in part, by decreases of $438,000 in foreclosed real estate and $334,000 in troubled debt restructures. Nonperforming commercial loans increased primarily as a result of the addition of one commercial real estate relationship in the quarter ended December 31, 2009. Foreclosed real estate declined primarily as a result of the write-down of $1.2 million in the value of one property in the quarter ended December 31, 2009. The Company, in response to these and other trends, made a provision for loan losses of $1.7 million for the nine months ended June 30, 2010, compared to a provision of $1.1 million for the comparable nine-month period in 2009. The allowance for loan losses was $7.0 million, or 0.95%, of loans outstanding at June 30, 2010, compared to $5.8 million, or 0.79%, of loans outstanding at September 30, 2009.

ESSA Bank & Trust is a wholly owned subsidiary of ESSA Bancorp, Inc. which has total assets of over $1 billion and is the leading service-oriented financial institution headquartered in the greater Pocono, Pennsylvania region. Corporate headquarters are located in downtown Stroudsburg, Pennsylvania. With the recent opening of the Mountainhome Office in Monroe County and the three new Lehigh Valley branches,

ESSA Bank & Trust now has 17 community offices throughout the Pocono, Pennsylvania area and the Lehigh Valley. In addition to being one of the region’s largest mortgage lenders, ESSA Bank & Trust offers a full range of retail and commercial financial services. ESSA Bancorp, Inc. stock trades on The NASDAQ Global MarketSM under the symbol “ESSA.”

###

Forward-Looking Statements

Certain statements contained herein are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those related to the economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.

The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. Except as required by law, the Company does not undertake and specifically declines any obligation to publicly release the result of any revisions, which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

ESSA BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEET

(UNAUDITED)

	June 30, 2010	September 30, 2009
	(dollars in thousands)
ASSETS
Cash and due from banks	$10,611	$7,103
Interest-bearing deposits with other institutions	15,093	11,490

Total cash and cash equivalents	25,704	18,593
Certificates of deposit	1,996	5,355
Investment securities available for sale	230,728	217,566
Investment securities held to maturity (fair value of $14,266 and $6,923)	13,841	6,709
Loans receivable (net of allowance for loan losses of $7,022 and $5,815)	730,192	733,580
Federal Home Loan Bank stock	20,727	20,727
Premises and equipment	12,570	10,620
Bank-owned life insurance	15,482	15,072
Foreclosed real estate	2,141	2,579
Other assets	13,772	11,318

TOTAL ASSETS	$1,067,153	$1,042,119

LIABILITIES
Deposits	$515,873	$408,855
Short-term borrowings	—	48,091
Other borrowings	362,257	390,507
Advances by borrowers for taxes and insurance	6,224	1,377
Other liabilities	6,140	7,783

TOTAL LIABILITIES	890,494	856,613

Commitment and contingencies	—	—

STOCKHOLDERS’ EQUITY
Preferred Stock	—	—
Common Stock	170	170
Additional paid in capital	163,950	162,243
Unallocated common stock held by the Employee Stock Ownership Plan	(12,002)	(12,339)
Retained earnings	63,844	62,337
Treasury Stock, at cost	(40,295)	(27,695)
Accumulated other comprehensive income	992	790

TOTAL STOCKHOLDERS’ EQUITY	176,659	185,506

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,067,153	$1,042,119

ESSA BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENT OF INCOME

(UNAUDITED)

	For the Three Months Ended June 30,		For the Nine Months Ended June 30,
	2010	2009	2010	2009
	(dollars in thousands)
INTEREST INCOME
Loans receivable	$10,105	$10,682	$30,612	$31,806
Investment securities:
Taxable	1,925	2,467	6,326	7,564
Exempt from federal income tax	78	83	238	248
Other investment income	3	1	5	121

Total interest income	12,111	13,233	37,181	39,739

INTEREST EXPENSE
Deposits	1,769	1,635	4,633	5,394
Short-term borrowings	1	70	85	343
Other borrowings	3,670	4,085	11,305	12,356

Total interest expense	5,440	5,790	16,023	18,093

NET INTEREST INCOME	6,671	7,443	21,158	21,646
Provision for loan losses	500	375	1,650	1,125

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	6,171	7,068	19,508	20,521

NONINTEREST INCOME
Service fees on deposit accounts	799	790	2,403	2,369
Services charges and fees on loans	126	158	351	450
Trust and investment fees	203	209	635	623
Impairment loss on securities	—	(68)	—	(68)
Gain on sale of investments, net	305	148	613	148
Gain on sale of loans, net	41	372	236	372
Earnings on Bank-owned life insurance	135	137	410	415
Other	10	1	34	25

Total noninterest income	1,619	1,747	4,682	4,334

NONINTEREST EXPENSE
Compensation and employee benefits	3,731	3,636	11,068	10,810
Occupancy and equipment	823	696	2,145	2,160
Professional fees	373	306	1,136	1,028
Data processing	524	466	1,441	1,402
Advertising	208	191	472	543
FDIC Premiums	157	457	638	542
Loss on foreclosed real estate	—	—	1,200	—
Other	519	535	1,511	1,468

Total noninterest expense	6,335	6,287	19,611	17,953

Income before income taxes	1,455	2,528	4,579	6,902
Income taxes	387	787	1,114	1,794

NET INCOME	$1,068	$1,741	$3,465	$5,108

EARNINGS PER SHARE
Basic	$0.09	$0.13	$0.27	$0.36
Diluted	0.09	0.13	0.27	0.36

ESSA BANCORP, INC. AND SUBSIDIARY

OTHER FINANCIAL DATA

(UNAUDITED)

	For the Three Months Ended June 30,		For the Nine Months Ended June 30,
	2010	2009	2010	2009
	(dollars in thousands, except per share data)
CONSOLIDATED AVERAGE BALANCES:
Total assets	$1,063,651	$1,041,657	$1,044,164	$1,025,536
Total interest-earning assets	1,017,625	996,752	1,000,423	983,027
Total interest-earning liabilities	845,004	816,123	823,896	797,740
Total stockholders’ equity	179,185	188,350	182,738	193,015

PER COMMON SHARE DATA:
Average shares outstanding - basic	12,520,193	13,450,852	12,837,046	14,033,648
Average shares outstanding - diluted	12,520,193	13,468,712	12,837,046	14,033,648
Book value shares	13,875,012	14,990,620	13,875,012	14,990,620